UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: February 7, 2007

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Lease Agreement

On February 7, 2007, Monogram Biosciences, Inc. (the “Company”), successor in interest to ACLARA Biosciences, Inc. (“ACLARA”), and The Pear Avenue Group, a California family limited partnership (the “Landlord”), terminated the lease agreement (the “Lease”) between ACLARA and the Landlord, dated March 1, 1999, whereby ACLARA leased research and development facilities at 1288 Pear Avenue, Mountain View, California (the “Premises”). Under the terms of the Lease, the scheduled expiration date was July 15, 2009. Following the December 2004 merger between the Company and ACLARA, the Company consolidated its operations and determined that it did not require continuation of the Lease. The Company and the Landlord entered into a lease termination agreement to terminate the Lease prior to its scheduled expiry.

The termination of the Lease is subject to a specified third party executing a new lease with the Landlord on terms and conditions satisfactory to the Landlord. Additionally, in connection with the termination of the Lease, the Company was required to surrender and vacate the Premises on or prior to February 7, 2007. Additionally, the Company has an obligation to pay the Landlord a sum of $109,683 plus the Company’s proportionate share of operating expenses each month for 90 days following the termination of the Lease. Commencing on the 90th day after the termination of the Lease through and including June 1, 2009, the Company shall pay the Landlord $48,225 per month, prorated for any partial month. The Company is also obligated to pay all outstanding principal and interest owed to the Landlord under a promissory note, in the aggregate amount of approximately $235,000. Certain late charges may apply for late payments on any of the above-described monetary obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc.
(Registrant)

	By:	/s/ Kathy L. Hibbs
Date: February 7, 2007		Kathy L. Hibbs
Vice President, General Counsel